UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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XM SATELLITE RADIO HOLDINGS INC.

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC an amended Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

In addition, the “Home” page of the updated internet website also contains a link to the following executive summary:

NATIONAL VOTER SURVEY – EXECUTIVE SUMMARY

Public Opinion Strategies is pleased to present the key findings from a national survey of voters. The telephone survey was conducted August 7-9, 2007, among eight hundred registered voters and has a margin of error of plus or minus 3.46% at the 95% confidence interval. All interviews were conducted via telephone by professionally trained data collectors and respondent selection was at random.

1.	A solid majority of voters believe the new offerings will be good for consumers. We read voters five new programming options that the merged company will be offering consumers, including two a la carte plans, and asked them whether the result of each new offering would be generally good for consumers or generally bad. In all five cases, a majority of voters expressed the sentiment that this would be good for consumers.

“Please tell me if you believe that the result of this new offering will be generally good for consumers or generally bad for consumers?”	Generally Good	Generally Bad	Net Good

A lower priced, a la carte option enabling consumers to choose the individual channels they want. Consumers would select 50 XM or 50 SIRIUS channels for $6.99, a savings of 46 percent off the current rate. Customers can even add channels beyond these 50 for as little as 25 cents each, and no subscriber will pay more than today’s $12.95 subscription rate. *	77%	12%	+60 Good

A second la carte package where consumers would select 100 channels from a pool that includes the channels on one service plus popular selections from the other. This best of both package would cost $14.99 per month, well below the cost of subscribing to both packages today. *	72%	17%	+55 Good

A fixed “best of both” package which will feature all the channels on one service plus the most popular channels on the other service at $16.99 per month, a savings of 34 percent or nearly 9 dollars less than the cost of subscribing to both services now. Consumers would be able to receive popular programming from both services – including Oprah, Major League Baseball, and PGA Golf on XM, and Martha Stewart, NASCAR and the NFL on SIRIUS – at a much lower price than buying both services separately.	70%	18%	+52 Good

The option of choosing a package of mostly music programming or a separate package consisting of news, sports and talk programming. Each of these packages will be $9.99 per month with at least 50 channels, a savings of 23 percent compared to today’s standard subscription rate.	62%	23%	+39 Good

A choice of “family-friendly” packages that block adult-themed programming and gives subscribers a credit off their monthly bill for blocking such content. One package would be $11.95 per month, compared to the standard $12.95 offer today. The other family-friendly package would include channels on one service plus popular selections from the other for $14.99, something that would require two subscriptions today and would cost $25.90.	56%	29%	+27 Good

NATIONAL VOTER SURVEY - EXECUTIVE SUMMARY

August 21, 2007  //  Page 2

* The two a la carte options had this introductory language: “These next two new a la carte offerings will be available on newly equipped radios that will be priced the same as current radios.”

#	Current satellite radio subscribers are among the fervent supporters of the new offerings, especially the a la carte packages. Fully 93% of satellite subscribers believe the $6.99 a la carte package will be good for consumers and 85% say the same for the $14.99 a la carte offering.

#	There is not a single demographic group that believed any of these package offerings would be an overall bad deal for consumers. Whether young or old, white, Hispanic or African American, lower income or higher income, rural or non-rural residents, men or women, voters of all walks of life said the new plans would be a good result for consumers.

#	This is one of the few topics where Republicans and Democrats are of like mind. This national survey finds broad bipartisan agreement that each of these five new packages will generally be good for consumers.

Percent who say it is “generally good for consumers”	Among Republican Voters	Among Democratic Voters

A lower priced, a la carte option (select 50 XM or 50 SIRIUS channels for $6.99; ability to add stations for $0.25 each) *	82%	75%

A second la carte package (select 100 channels, would cost $14.99 per month) *	77%	71%

A fixed “best of both” package (at $16.99 per month, able to receive popular programming from both services)	78%	67%

A package of mostly music programming or a separate package consisting of news, sports and talk programming ($9.99 per month with at least 50 channels)	65%	59%

A choice of “family-friendly” packages (one will be $11.95 per month, the other for $14.99)	59%	53%

* The two a la carte options had this introductory language: “These next two new a la carte offerings will be available on newly equipped radios that will be priced the same as current radios.”

NATIONAL VOTER SURVEY - EXECUTIVE SUMMARY

August 21, 2007  //  Page 3

2.	By nearly a 30-point margin, voters agree that these new plans – offering more programming choices and lower prices – demonstrate why this merger is good for consumer and in the public interest. Overall, 57% of American voters agree with the following view (28% disagree):

Sirius and XM Radio have promised that the merger will produce substantial savings that will enable the new company to offer more programming choices and lower prices. They say that no subscriber will pay more after the merger for a service similar to what they enjoy today, and that no radio will be made obsolete by the merger. They say these plans demonstrate why this merger is good for consumers and in the public interest.

#	Here again, solid majorities of Republicans (65% agree) and Democrats (54% agree) agree with the premise that this merger is good for consumers and the public at-large.

#	These numbers are even more impressive when you consider that recent public opinion studies have shown the American public to be skeptical about the impact mergers will have on consumers and the country, as a whole. For example, having heard this information about the merger, compare the strong support we received in this survey for the Sirius-XM merger (57% agreeing that it will be good for consumers and in the public interest) with that of another highly publicized merger of media companies, America Online and Time Warner:

“I have a few questions about the recent merger between AOL (America Online) – this country’s largest Internet provider – and the media company Time Warner. In general, do you think this merger will be a good thing or a bad thing for... the country as a whole, or won’t make much difference either way?”

25% Good

25% Bad

33% No difference

17% Don’t know

“In general, do you think this merger will be a good thing or a bad thing for... people like you, or won’t make much difference either way?”

18% Good

19% Bad

52% No difference

11% Don’t know

Survey by Newsweek. Conducted by Princeton Survey Research Associates, January 13-January 14, 2000 and based on telephone interviews with a national adult sample of 754.

NATIONAL VOTER SURVEY - EXECUTIVE SUMMARY

August 21, 2007  //  Page 4

3.	Additionally, nearly six out of ten voters agree that AM and FM radio stations are opposing the merger because the combined satellite company will be a stronger competitor to traditional radio. Overall, 58% of American voters agree with the following view (31% disagree):

The trade association representing the traditional AM and FM radio stations is strongly opposing the Sirius and XM merger. Do you AGREE or DISAGREE with the view that AM and FM radio stations are opposing the merger because a combined satellite company will be a stronger competitor to traditional radio by offering consumers more choices of music, talk, entertainment and sports programming, and lower prices?

#	Interestingly, Americans who voted for Democratic candidates for Congress in 2006 (61% agree) and those who supported Republicans (59% agree) share very similar views on this issue.

#	Even those voters who say they listen to mostly AM and FM radio stations for their audio entertainment agree that traditional radio is worried of facing a stronger competitor (57% agree).

4.	Finally, this survey also found that competition for the ears of the listening public is already quite fierce. While certainly dominated by traditional AM and FM radio stations (70% of all voters say they listen to those stations), the usage of television (30%), compact discs (15%), iPod and other MP3 players (10%), satellite radio (10%), and Internet radio (8%) show an already fragmented marketplace where consumers rely on many platforms for their audio entertainment.

“And, when you listen to music, news, talk, sports or other audio entertainment, it is mostly on...”

(Percentages add up to more than 100% because respondents were allowed up give multiple answers)

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

Satellite Radio Should Cross Signals, Ex-F.C.C. Chair Says

Andrew Ross Sorkin

New York Times

September 5, 2007

The proposed merger between the nation’s two satellite radio players has received support from a seemingly unlikely source: a former Federal Communications Commission chairman.

In an opinion piece in Wednesday’s New York Sun, Mark Fowler argues that combining Sirius and XM would provide a vibrant competitor to the terrestrial radio networks. In fact, he says, they already have pushed the established players further into the digital age — to consumers’ benefit.

Announced in February, the merger, once seen as unlikely, has been under intense scrutiny by the F.C.C. The National Association of Broadcasters, an industry lobbying group, has decried the proposed deal as a violation of federal antitrust rules. XM and Sirius argue that instead of creating a monopoly in the satellite radio space, their market place is the spectrum of audio broadcasters, including terrestrial networks and Internet-based audio.

Mr. Fowler, who chaired the F.C.C. under Ronald Reagan, says in his piece that the nascent industry has already spurred traditional broadcasters to innovate. The introduction of high-definition digital signals was a direct response to satellite radio, which holds only about 3 to 4 percent of the radio market.

Mr. Fowler, whose term was marked by a preference for deregulation, hews closely to the satellite broadcasters’ arguments and says that ultimately the more consumer choice, the better: “In the end, satellite radio may or may not survive, but let that be decided by the people through their electronic choices in the marketplace.”

Competitive Electronics

BY MARK FOWLER

The New York Sun

September 5, 2007

As chairman of the Federal Communications Commission in 1981, I was visited by a lobbyist for the broadcast industry. Over-the-air broadcasters vehemently opposed the FCC’s authorization of Direct Broadcast Satellite television services, and the lobbyist quickly launched into his preamble: “We are all for competition, Mr. Chairman, but …”

Meaning, “forget what I said up to the word ‘but,’ and now listen carefully…”

In observing the broadcasters’ intense negative reaction to the proposed merger of the two satellite radio companies, XM and Sirius, it struck me that little has changed in 26 years. Each year, the skies over Washington darken as the Lear jets bring industry lobbyists to the latest battlefront against competition and its offshoot — mergers that enhance competition.

In 1981, we were only beginning to envision the possibilities of satellite-delivered entertainment media services. Twenty-six years later, we live in an entertainment media marketplace that features a striking — and exciting — competitive dynamic beyond anything we could have envisioned. Although traditional over-the-air radio remains the most dominant audio entertainment platform, continued technological innovation has forced broadcasters to confront that they must offer better service and more choices to consumers if they are to compete and survive.

Satellite radio offers a perfect example of the phenomenon. Although it is a relatively nascent service, launched a little more than five years ago, satellite radio today offers diverse programming targeted to many audiences and tastes, largely on a commercial-free basis, using very high-quality digital signals.

And, in spite of the fact that satellite radio constitutes only 3.4% of radio listening today, traditional over-the-air radio operators have understood the potential threat and have had no choice but to compete, and have been dragged, albeit kicking and screaming, into the digital age.

Thus, the broadcast industry recently introduced and is pushing its own “HD Radio” initiative to allow radio stations across the country to offer multiple new, high-quality digital channels.

This is all to consumers’ benefit. In the mean time, satellite and terrestrial radio also have been besieged by a host of additional competitors: iPods and other MP3 players, Internet radio services, and now mobile phones. All offer exciting new means of providing audio entertainment to consumers.

That is how things should be. Indeed, it is the precise dynamic that American communications and entertainment media policy should continue to foment. If the two satellite radio companies, each only several years old, need to combine to be more effective competitors in an audio entertainment marketplace teeming with technological change and innovation, the government should not stand in the way.

In the end, satellite radio may or may not survive, but let that be decided by the people through their electronic choices in the marketplace.

Mr. Fowler served as chairman of the Federal Communications Commission during the administration of President Reagan.

Satellite Merger Good For Diversity

Blacks give nod to XM and Sirius

By George Alexander

Black Enterprise

August 30, 2007

While some lobbyists oppose the merger between satellite radio companies XM and Sirius, the NAACP has given the proposed merger a vote of confidence. Earlier this year the two entities announced their plans to merge in a transaction valued at $13 billion. The merger is pending regulatory approval with a decision expected this fall.

XM and Sirius have both been strong presenters of diverse programming, a major factor the NAACP cites in supporting the proposed merger. XM’s channel The Power, with shows featuring Rev. Al Sharpton and activist Joe Madison, is known for offering some of the most provocative talk radio in the country covering issues affecting African Americans. XM also carries shows featuring Oprah Winfrey, Maya Angelou, Wynton Marsalis and Tyra Banks. Sirius, too, offers shows featuring Black celebrities and sports figures such as Keyshawn Johnson, Tiki Barber, Jamie Foxx and 50 Cent.

In addition to diversity on the airwaves, a diverse workforce is also an important issue to consider when examining the tenets of major media consolidations. The NAACP is also sanguine on that front. “We understand that both companies maintain a strong commitment to diversity and utilize significant resources to recruit and retain minority talent and leadership at all levels,” said NAACP Washington Bureau director Hillary Shelton in a letter to the FCC. While it has been announced that Mel Karmazin, CEO of Sirius, would be CEO of the combined company and Gary Parsons, chairman of XM, would be chairman of the new company, XM president Nate Davis, who is African American and a member of XM’s board since 1999, plans to play a pivotal role in the new company.

Opponents of the merger, chiefly the National Association of Broadcasters, a trade association representing local radio and TV stations, contend that the merger creates a monopoly. Davis, on the other hand, argues that the merger operates in the best interest of consumers by offering more choices and lower prices. “The only way you can get programming from the two companies (XM and Sirius) today is to buy two subscriptions totaling $25.90,” he says. Under the merger, satellite consumers will be able to choose a la carte pricing plans starting at $6.99 per month.

Management suggests in a world of increasingly robust competition from other forms of audio entertainment, news and information, the merger is necessary in order for the satellite giants to remain competitive. “Although the two companies will become one,” says Davis, “we are still competing with iPods, FM radio, AM radio, MP3 players, cell phones and Internet radio.”

On issues like the fast-spreading rumor that shock man Don Imus may soon return to radio via satellite, Davis, who has been a proponent of diversity, says candidly, “I believe that people have to be accountable for what they say. We all have a responsibility to be respectful of others when we talk on the air and we have no plans to put Imus on the air. We’re not talking to him at all.”

While the fate of the XM-Sirius merger rests in the hands of the FCC and the Dept. of Justice, right now it looks like consumers and African American talent alike could be in for a huge win.

George Alexander’s column on the business of entertainment appears weekly at blackenterprise.com. He is the author of Why We Make Movies (Random House, $15.95), and Queens: Portraits of Black Women and their Fabulous Hair (Random House, $29.95).

Note to the FTC: Get out more

Editorial

Chicago Tribune

September 1, 2007

Whole Foods Market Inc. said this week that it has lined up the lenders it needs to finance the buyout of its rival, Wild Oats Markets Inc. But it has been a long, strange trip to this deal between granola giants.

Bottom line: Whole Foods has survived some embarrassment, but federal regulators still look like they’re fighting 20th Century wars. They’re so focused on old models of markets that they can’t see the new markets right in front of them.

A quick recap: The Federal Trade Commission fought this deal, arguing that it would narrow competition in the market for organic foods.

U.S. District Judge Paul F. Friedman ruled Aug. 16 that that was not so, that grocery shoppers seeking organic and natural goods would still have plenty of choices if Whole Foods bought Wild Oats.

The FTC continued to oppose the merger, arguing that Friedman ignored evidence of an effort to corner the organic foods market. Whole Foods Chief Executive Officer John Mackey had caused some self-inflicted wounds by sending an e-mail that suggested the deal would allow his company to “avoid nasty price wars.” Mackey — you wouldn’t think a company CEO would have this much time on his hands — had also made anonymous comments on some Web sites that slapped at Wild Oats and boosted his own firm.

But the U.S. Court of Appeals for the District of Columbia rejected the FTC’s bid to block the merger, and it is now going forward.

If the beleaguered FTC is looking for new leadership, it might see if Judge Friedman has a candidate. Friedman’s 93-page opinion in this case made a pretty compelling argument that competition for natural and organic grocery goods in the U.S. will continue to thrive even if Whole Foods takes Wild Oats.

He first dealt with the critical question of defining the marketplace. Do these companies compete in the larger arena of supermarkets or in their own walled-off compound of “premium and organic supermarkets?” The companies argued it’s the former and the FTC that it’s the latter. In the FTC view, a post-merger Whole Foods would be free to raise prices or slash the quality of its organic and natural goods. Consumers would have no choice but to pay those prices or accept lower quality.

But anyone who has spent more than five minutes recently in a conventional grocery store knows that isn’t the case. They are expanding by the day their offerings of natural and organic produce and other goods. Why? Because more shoppers want it and supermarkets from Whole Foods to Jewel and Dominick’s are racing to accommodate that demand. Natural and organic produce and prepared foods are no longer considered specialty items. They are mainstream. The judge noted that conventional supermarkets already sell the majority of natural and organic goods in the U.S.

Cross-shopping is the norm, with customers on some days buying organic and natural goods at Jewel or Dominick’s and other days buying those goods at Whole Foods, Trader Joe’s or even big boxes like Costco and Wal-Mart. It depends on convenience, price, quality, service.

The FTC may not consider conventional supermarkets to be competitive with Whole Foods. But Whole Foods does. When scouting a new store location, Whole Foods “systematically considers every significant supermarket chain in the area a potential competitor,” Friedman wrote. When a new Whole Foods store opens in a market, most of Whole Foods sales come from other supermarkets in the area — even when a Wild Oats store is nearby.

This isn’t the only recent example of the government trying to block a merger using a narrow, outdated definition of the market. That’s an issue in the proposed marriage of satellite radio companies XM and Sirius, too. XM and Sirius have a load of competitors in radio.

The FTC folks really ought to get out more. Go shopping. Flip on the radio. You’ll be amazed at the choices.

In addition, the “Merger Resources” page of the updated internet website also contains links to the following letter and press release included on the internet website:

The Honorable Kevin J. Martin, Chairman

Federal Communications Commission

445 12th Street, S.W.

Washington, D.C. 20554

Re:	Application for Authority to Transfer Control of XM Radio Inc. and Sirius
Satellite Radio Inc., MB Docket No. 07-57

Dear Chairman Martin:

I am writing to express my support for the proposed merger of XM Radio Inc. and Sirius Satellite Radio Inc., which is currently under your review in MB Docket No. 07-57. The proposed merger should be considered in the context of a broad market definition, which includes the entire marketplace for audio entertainment. Under such an appropriate definition, the merger would combine only a small percentage of the market, but would lead to significant pro-consumer benefits. I, therefore, believe the merger is in the public interest and urge that the Commission approve it.

The relevant market for competition purposes is the entire marketplace for audio entertainment, including terrestrial radio, Internet radio and Internet-protocol enabled applications. The relevant market clearly includes all of terrestrial radio, as evidenced by repeated statements by leading broadcast companies that they are in competition with satellite radio. The strong opposition of the NAB to the merger lends credence to the reality that terrestrial and satellite radio are in direct competition.

The relevant market also includes Internet radio and both Internet-based streams and Internet delivered downloads of music.

In that large, highly competitive market, satellite radio is a small player. In a Fall 2006 Arbitron survey, satellite radio listening accounted for only 3.4% of all radio listening. That same survey showed that satellite radio listeners are avid listeners to terrestrial radio. In fact, satellite radio listeners listen to XM or Sirius for 10.75 hours weekly while they listen to terrestrial radio more, for an average total of 14 hours weekly. They listen to Internet radio 8.25 hours weekly.

The Honorable Rick Boucher

September 4, 2007

These figures clearly show that satellite radio is in competition with terrestrial radio, that people who listen to satellite radio interchange their listening patterns among various radio sources and that satellite radio listeners are listening to terrestrial radio more than twice as much as they listen to satellite radio. Not only do listeners treat the market as unified among satellite, terrestrial and Internet radio, they prefer terrestrial radio to either of the other mediums.

With respect to consumer benefits, both companies maintain separate entertainment offerings at the present time. The merger would extend to consumers larger choices from among those program offerings. The companies recently announced that they will offer a total of eight program packages post-merger, including several options that will enable consumers to select channels on an a la carte basis. Moreover, the extra bandwidth which the elimination of duplication would produce will result in the offering of more public interest programming than either company now offers. The combined company will be able to expand diverse programs for underserved interests, such as for foreign language and religious programming.

For these reasons, I urge the Commission to complete its review of this transaction and allow the two companies to proceed with their merger plans.

Thanking you for your consideration of these comments, I remain with kind personal regards.

Sincerely,

/s/ Rick Boucher

Rick Boucher

Member of Congress

RB/jas

cc:	Commissioner Michael J. Copps
Commissioner Jonathan S. Adelstein
Commissioner Deborah Taylor Tate
Commissioner Robert M. McDowell

FOR IMMEDIATE RELEASE

National Survey Shows Overwhelming Support

For New Satellite Radio Programming Packages

By Wide Margin

Voters Say SIRIUS/XM Merger Is In the Public Interest

NEW YORK, NY and WASHINGTON, DC—September 10, 2007—An overwhelming 70 percent or more of voters say that two new a la carte programming packages and a best of both package, combining channels from both SIRIUS Satellite Radio (NASDAQ: SIRI) and XM Satellite Radio (NASDAQ: XMSR), would be good for consumers, according to a poll released today by the two companies. The poll also found very strong support for the merger itself, and for other new plans that expand the programming choices and pricing options for consumers.

Support for the new programming packages among voters in the survey was universal: Democrats and Republicans surveyed both indicated that the new programming offerings were good for consumers, and every demographic group identified in the study believed that the new programming choices would be a good deal for consumers.

According to the voter survey:

•

77 percent responded that the $6.99 priced “a la carte” offering, where listeners choose the individual channels they want to receive, would be good for consumers. Voters were told that these a la carte offerings would be available on newly equipped radios.

•

72 percent found that a $14.99 a la carte offering, where consumers would select channels from a pool that includes the channels on one service plus popular selections from other, would be good for consumers.

•	70 percent indicated that the fixed “best of both” package, featuring channels on one service plus the most popular channels on the other for $16.99 per month, would be good for consumers.

•

62 percent of voters said the mostly music and separate mostly news, sport and talk packages at $9.99 per month would be good for consumers—almost three times as many who said these packages would be bad for consumers.

•	Finally, by nearly a 2-1 margin (56 percent good, 29 percent bad), voters said that the family friendly packages at $11.99 and $14.99 that exclude adult-themed programming would be good for consumers.

While voters often view mergers with a degree of skepticism, the survey found strong voter support for the merger of XM and SIRIUS. By more than 2-1 (57% agree, 28% disagree) voters agreed that the new programming plans demonstrate why this merger is good for consumers and in the public interest.

“These numbers are even more impressive when you consider that recent public opinion studies have shown the American public to be skeptical about the impact mergers will have on consumers and the country,” said Robert Autry, partner of Public Opinion Strategies, LLC, the Virginia based research firm that conducted the survey.

A Newsweek survey in 2000 found voters equally divided (18% good, 19% bad) when asked whether the then pending merger between AOL and Time Warner will be a good thing or bad thing for people like you. “This is a stark comparison to the strong support received in this survey for the Sirius/XM merger,” added Autry.

One area where the new survey did find great skepticism was the effort by the National Association of Broadcasters to try to block the SIRIUS/XM merger. Nearly six out of ten voters in the survey (58 percent agree, 31 percent disagree) agree that AM and FM radio stations are opposing the merger because the combined satellite company will be a stronger competitor to traditional radio.

The telephone survey was commissioned by SIRIUS and XM and conducted among eight hundred registered voters from August 7-9, 2007. It has a margin of error of plus or minus 3.46 percent.

An executive summary of the survey is available at either www.siriusmerger.com or www.xmmerger.com.

# # #

About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR and NBA, and broadcasts live play-by-play games of the NFL and NBA, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 80 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS Backseat TV™ is the first ever live in-vehicle rear seat entertainment featuring three channels of children’s TV programming, including Nickelodeon, Disney Channel and Cartoon Network, for the subscription fee of $6.99 plus applicable audio subscription fee.

SIRIUS products for the car, truck, home, RV and boat are available in more than 20,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of SIRIUS and XM stockholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS has filed with the SEC a Registration Statement on Form S-4 containing a preliminary Joint Proxy Statement/Prospectus and each of SIRIUS and XM plans to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E. Washington, DC 20002, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary Joint Proxy Statement/Prospectus filed with the SEC.

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SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ebrielmann@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com